As filed with the Securities and Exchange Commission on August 29, 2006

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
INNOVATIVE CARD TECHNOLOGIES, INC.
(Name of Issuer in Its Charter)

DELAWARE	90-0249676
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

(Address and telephone number of principal executive
offices and principal place of business)

ALAN FINKELSTEIN, PRESIDENT
11601 WILSHIRE BOULEVARD, SUITE 2160
LOS ANGELES, CALIFORNIA 90025
(310) 312-0700
(Name, address and telephone number of Agent for Service)

COPY TO:
LISA KLEIN, ESQ.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

2004 STOCK OPTION PLAN
(Full title of the plan)

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, issuable upon exercise of authorized but unissued options	330,000(1)	$5.10(3)_	$1,683,000	$180.08
Common Stock, issuable upon exercise of outstanding options	1,585,000 (2)	$1.00(4)	$1,585,000	$169.60
Common Stock, issuable upon exercise of outstanding options	50,000 (2)	$2.25(4)	$112,500	$12.04
Common Stock, issuable upon exercise of outstanding options	150,000 (2)	$2.55(4)	$382,500	$40.93
Common Stock, issuable upon exercise of outstanding options	20,000 (2)	$3.05(4)	$61,000	$6.52
Common Stock, issuable upon exercise of outstanding options	30,000 (2)	$4.49(4)	$134,700	$14.41
Common Stock, issuable upon exercise of outstanding options	50,000 (2)	$5.00(4)	$250,000	$26.75
Total	2,215,000		4,208,700	$450.33

(1)	These securities are issuable under the 2004 Stock Option Plan.
(2)	These securities are outstanding under the 2004 Stock Option Plan.

(3)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 (the “Act”) solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices reported on the Over-The-Counter Electronic Bulletin Board of the National Association of Securities Dealers, Inc. on August 30 2006.

(4)	Based upon actual exercise price of outstanding options pursuant to Rule 457 (c) of the Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(a)	The registrant’s annual report on Form 10-KSB for the year ended December 31, 2005
(b)	Our reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act since the date of the fiscal year covered by our latest annual report; and

(c)
The description of the registrant’s class of Common Stock which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which description is set forth in the Company’s Registration Statement on Form SB-2 filed August 29, 2006.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits the registrant’s Board of Directors to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the registrant, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The registrant’s Bylaws provide for mandatory indemnification of directors and officers of the registrant, and those serving at the request of the registrant as directors, officers, employees, or agents of other entities (collectively, “Agents”), to the maximum extent permitted by law. The Bylaws provide that such indemnification (other than in an action by or in the right of the registrant) shall be a contract right between each Agent and the registrant.

The registrant’s Certificate of Incorporation provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant has also purchased a liability insurance policy, which insures its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed or incorporated by reference as part of this Registration Statement:

4.1		2004 Stock Option Plan (1)
5.1	*	Opinion of Richardson & Patel LLP
23.1	*	Consent of SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
23.2		Consent of Richardson & Patel LLP (included in Exhibit 5.1)
  * Filed herewith
(1) Incorporated by reference to registrant’s Form 8-K filed with the Securities and Exchange Commission on September 7, 2005.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on August 29, 2006.

Innovative Card Technologies, Inc.
(Registrant)
By:	/s/ Alan Finkelstein
Alan Finkelstein, President

SIGNATURE	TITLE	DATE

/s/ Alan Finkelstein	President and Director (Principal Executive Officer)	August 29, 2006
Alan Finkelstein

/s/ Bennet Price-Lientz Tchaikovsky Bennet Price-Lientz Tchaikovsky	Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2006

/s/John A Ward, III	Chief Executive Officer and Chairman of the Board of Directors	August 29, 2006
John A. Ward, III

/s/ George Hoover	Director	August 29, 2006
George Hoover

/s/Donald Joyce	Director	August 29, 2006
Donald Joyce

EXHIBITS INDEX

The following documents are filed or incorporated by reference as part of this Registration Statement:

4.1		2004 Stock Option Plan (1)
5.1	*	Opinion of Richardson & Patel LLP
23.1	*	Consent of SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
23.2		Consent of Richardson & Patel LLP (included in Exhibit 5.1)
  * Filed herewith
(1) Incorporated by reference to registrant’s Form 8-K filed with the Securities and Exchange Commission on September 7, 2005.